MANAGEMENT AND ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT made and dated for reference the 1st day of February, 2002, and executed this 5th day of March, 2002.

BETWEEN:

LOGAN RESOURCES LTD., a body corporate, incorporated under the laws of the Province of British Columbia and having an office at Suite 1022 – 470 Granville Street, in the City of Vancouver, in the Province of British Columbia V6C 1V5

(herein called the "Company")

OF THE FIRST PART

AND:

SEAMUS YOUNG, of Suite 403 – 238 Alvin Narod Mews, in the City of Vancouver, in the Province of British Columbia, V6B 5J3;

(herein called "Young")

OF THE SECOND PART

AND:

T-BAGS MANAGEMENT INC., a body corporate, incorporated under the laws of the Province of British Columbia and having an office at Suite 1022 – 470 Granville Street, in the City of Vancouver, in the Province of British Columbia, V6C 1V5.

(herein called "T-Bags")

OF THE THIRD PART

WHEREAS:

A. The Company and its subsidiaries (hereinafter collectively referred to as the "Company") are engaged in the business of acquiring, exploring and developing mineral resource properties;

B. T-Bags is a management and administration services company wholly-owned by Young; and

C. The Company has appointed Young to serve as the President and Chief Executive Officer of the Company, and Young has accepted such appointment and will continue to provide services to the Company through T-Bags in accordance with the terms hereinafter set forth.

WITNESSETH as follows:

The Company hereby retains the services of Young and T-Bags upon the following terms and conditions, which Young and T-Bags hereby accept, namely:

1. The duties of Young are those described in Schedule "A" attached hereto, which duties Young hereby accepts and agrees to perform to the best of his abilities.

2. The appointment shall be for a term of three (3) years from the date hereof, subject to earlier termination as hereinafter provided.

3. The remuneration of T-Bags for the various services to be provided to the Company during the first year of the term of this agreement shall be as follows:

   a) $[illegible],500 per month in consideration for management and consulting services to be provided by Young on behalf of T-Bags in relation to the acquisition and exploration of the Company's mineral properties; and

   b) $[illegible],500 per month in consideration for general office administration services including financial reporting, liaison with professionals, continuous disclosure and general office functions.

   Remuneration for the foregoing services shall be payable in semi-monthly instalments on the 15th and last day of each month commencing on the 1st day of February, 2002. The remuneration shall be subject to an annual review by the Company, Young and T-Bags. The Company shall also provide T-Bags and/or Young with a benefits package including coverage for medical, dental and extended health care insurance.

4. The control and management of the business of the Company are hereby committed to Young, who shall have authority to employ and dismiss all managers, consultants and other persons employed by the Company (other than executive officers of the Company), with power to fix their salaries and wages, and to alter them from time to time.

5. Young shall be reimbursed for all travelling and other expenses actually and properly incurred by him in connection with his duties hereunder and for all such expenses he shall furnish statements and vouchers to the Chief Financial Officer of the Company.

6. In each fiscal year Young shall be entitled to four (4) weeks of paid vacation.

7. If Young shall, at any time, by reason of illness or mental or physical disability, be incapacitated and unable to carry out the terms of this agreement, and shall furnish the directors with evidence satisfactory to them of such incapacity and the cause thereof, T-Bags shall receive full salary for the first six (6) months or any shorter period, and one-half (1/2) of the full salary for the seventh and any subsequent consecutive months during which such incapacity shall continue. If Young shall continue to be incapacitated for a longer period than twelve (12) consecutive months, or if he shall be incapacitated at different times for more than one (1) year, then in either of such cases this agreement shall, at the option of the directors, forthwith be terminated and T-Bags shall not be entitled to claim any compensation from the Company or any person in respect of such termination.

8. Young shall have authority to make the usual contracts necessary for carrying on the business of the Company in the ordinary course, including authority to negotiate contracts on behalf of the Company, to order goods and equipment required for the business of the Company, and may make contracts for the Company and for the acquisition, maintenance and development of the Company's mineral properties.

9. Young shall obey and carry out all lawful resolutions approved by the directors of the Company and obey and carry out the provisions contained in the Articles of the Company.

10. Young shall well and faithfully serve the Company, and use his best efforts to promote the interests thereof, and shall not disclose the private affairs of the Company, or any secret of the Company, to any person other than the directors, and shall not use for his own purposes, or for any purposes other than those of the Company, any information he may acquire with respect to the Company's affairs.

11. The Company shall have the right to terminate this agreement without cause upon delivery to Young and T-Bags of six (6) month's notice in writing of its intention to terminate this agreement. Provided that the notice is delivered aforesaid, then upon the expiration of six (6) months this agreement shall be wholly terminated. In the event Young and T-Bags wish to terminate this agreement, they shall give the Company six (6) months notice in writing of their intention to terminate the agreement, and upon the expiration of six (6) months from such notice this agreement shall be wholly terminated.

12. Upon termination of this Agreement, Young shall immediately deliver to the Company all correspondence, documents and papers belonging to the Company which may be in his possession or under his control.

13. On the condition that Young properly performs his duties hereunder in good faith:

    (a) the Company shall and does hereby release Young and T-Bags from any and all liability to the Company arising from the performance of the terms of this agreement; and

    (b) the Company further agrees to indemnify and save harmless Young and T-Bags from and against any and all liability arising from the performance of the terms of this agreement.

14. This agreement embodies the entire agreement of the parties with respect to the matters contained herein, and supersedes all previous agreements between the parties. No other agreement, representation or warranty shall be deemed to exist except as set forth in this agreement. Without limiting the generality of the foregoing this agreement supersedes and replaces all previous agreements between the parties or their affiliates.

15. This agreement shall enure to the benefit of and be binding on the parties hereto and their heirs, executors, administrators or successors.

16. T-Bags and Y : ing hereby confirm that they have been advised and given the opportunity tc eek independent legal advice with respect to their respective rights and obligations un : r this agreement.

17. This agreeme t shall be governed by and construed in accordance with the laws of the Province of B : tish Columbia.

IN WITNES WHEREOF the parties hereto have duly executed this agreement as of and from the date fir written above.

LOGAN RESOUR ES LTD.)
Per: ______________________)
Authorized S natory)

SIGNED, SEALED nd DELIVERED)
by **SEAMUS YOU G** in the presence of:)
______________________) ______________________
WITNESS) **SEAMUS YOUNG**

T-BAGS MANAG MENT INC.)
Per: ______________________)
Authorized S natory)

SCHEDULE "A"

DUTIES OF YOUNG

Young shall:

1. retain the titles of Chief Executive Officer and President of the Company;

2. devote approximately 50 % of his available working time to the management and operations of the Company and its subsidiaries;

3. aggressively implement the corporate development plan and operational strategies of the Company;

4. formulate and present desired changes in policy or strategy to the Board of Directors for consideration;

5. oversee executive management staffing and accountability allocations ensuring desired levels of return are achieved while maintaining risk factors within prescribed levels;

6. ensure that proper financial procedures are implemented and maintained for the efficient control of the Company's financial resources;

7. appraise and evaluate results of the Company's operations regularly and systematically, reporting results to the Board of Directors;

8. ensure, to the best of his ability, that all activities of the Company are carried out in compliance with governmental laws and regulations;

9. in accordance with corporate objectives and plans established by the Board of Directors, direct and implement adequate and equitable personnel policies, salary administration policies and employee compensation plans;

10. ensure, to the best of his ability, sound services and working relationships with key staff of important clients, consultants, legal counsel, advertising agencies, credit agencies, brokerage firms, bankers, investors and outside public and governmental bodies; and

11. ensure that his business activities outside of the Company are not in conflict with the interests of the Company.